EXHIBIT 99.3

TO BE EFFECTIVE, THIS FORM OF ELECTION MUST BE RECEIVED BY BANCSHARES NO LATER THAN 5:00 P.M., EASTERN TIME, ON                     , 2006 (THE “ELECTION DEADLINE”).

FORM OF ELECTION

SHARES OF COMMON STOCK OF BRISTOL BANK

PLEASE FOLLOW CAREFULLY THE ACCOMPANYING INSTRUCTIONS

This form of election is to be used in connection with the merger of Bristol Bank (“Bristol”) with and into Bank of Florida, a subsidiary of Bancshares of Florida, Inc. (“Bancshares”) in accordance with the terms of the Agreement and Plan of Merger, dated as of March 7, 2006 (the “merger agreement”), by and among Bristol, Bank of Florida and Bancshares. A copy of the merger agreement is included as Appendix A to the proxy statement-prospectus, dated July 7, 2006, relating to the merger transaction contemplated by the merger agreement (“merger”). Extra copies of the proxy statement-prospectus will be made available upon request to Bancshares at the address set forth below.

If your shares of Bristol common stock are held in the name of a bank, broker or other nominee, do NOT use this form of election. You must contact your bank, broker or other nominee in order to make your election.

Descriptions of the consideration to be paid in the merger, the determination of the exchange ratio used to calculate the number of shares of Bancshares common stock that will be issued in exchange for Bristol common stock and the cash allocation procedures are included in the proxy statement-prospectus under the heading “APPROVAL OF THE MERGER OF BRISTOL WITH AND INTO BANK OF FLORIDA” beginning on page 23.

In summary, the merger agreement provides that Bristol shareholders may elect to receive cash, shares of Bancshares common stock or a combination thereof in exchange for their shares of Bristol common stock. Because the exchange ratio will not be determined until the day prior to closing, the per share merger consideration to be issued cannot be calculated at this time. The following table represents the per share transaction value of the stock consideration to be received by a Bristol shareholder at various prices for Bancshares of Florida common stock based on the number of shares of Bristol outstanding on the date of the merger agreement.

Bancshares of Florida Average closing price	Transaction Value Per Bristol Share	Exchange Ratio Per Bristol Share
$	$
25.00	17.50	0.7001
24.04	16.83	0.7001
23.00	16.83	0.7321
21.98	16.83	0.7669
21.00	16.83	0.8053
20.00	16.83	0.8476
18.00	16.83	0.9350
17.77	16.83	0.9471
16.00	15.15	0.9471

The number of shares of Bristol Common Stock to be converted into the right to receive cash consideration (including any shares held by Bristol shareholders who perfect their dissenters’ right and any shares subject to the cash portion of a combination election) cannot exceed 30% of the number of shares of Bristol common stock outstanding immediately prior to closing. If total cash elections exceed 30% of the outstanding shares, except as set forth below, those shareholders electing cash will have their cash portion of the merger consideration reduced on a prorata basis and partially redesignated as stock elections in accordance with provisions of the merger agreement. Additionally, Bristol shareholders who elect to receive Bancshares common stock in exchange for 70% or more of their Bristol shares will only be subject to proration to the extent the number of their cash election shares is reduced by a pro rata portion of the number of dissenter’s shares. In addition, you may receive less than $16.83 per share upon consummation of the merger. If there are any dissenting shareholders, the Merger Agreement requires the establishment of an escrow account in the amount of $100,000 to cover the expenses of a dissenters’ rights proceeding. Should there be any dissenting shareholders, the cash consideration to be received upon consummation of the merger would be $16.55, assuming that the cash election shares and shares held by dissenting shareholders are equal to or greater than 30% of Bristol’s shares outstanding.

If you wish to make an election with respect to any or all of your shares of Bristol common stock in connection with the merger, you must (1) fill in the final page of this form of election, (2) sign this form of election in the space provided and (3) mail or deliver the completed form to Bristol at 1493 Sunset Drive, Coral Gables, Florida 33143, attention: Corporate Secretary. If you do not complete and return this form of election by 5:00 p.m. on                     , 2006, you will be deemed to have elected to receive only stock consideration.

IMPORTANT INFORMATION

DO NOT SEND YOUR STOCK CERTIFICATES WITH THIS FORM OF ELECTION

1.

Tax Consequences. The tax consequences of making an election to receive cash, stock, or a combination thereof are described under “Approval of the Merger of Bristol with and into Bank of Florida -Federal Income Tax Consequences of the Merger” on page      in the proxy statement-prospectus. Holders of Bristol common stock should consult their own tax advisors with respect to the tax consequences of the merger.

2.	Proper Completion of Election Form. Bancshares reserves the right to deem that you have not made a valid election if:

(a)	you fail to make either an “All Cash Election” or a “Combination Election” in which you specify the number of shares covered by the election,

(b)	you fail to follow the instructions on this form of election or otherwise fail to properly make a cash election, or

(c)	a completed and signed form of election is not received by the Election Deadline.

If it is determined that you have not made a valid election, you will be deemed to have elelcted all stock consideration.

3.

Exchange of Certificates. Once the merger is completed, Bancshares’ transfer agent will send transmittal materials to all registered holders of Bristol common stock. The transmittal materials will provide instructions regarding the submission of your Bristol stock certificate(s) and the issuance of cash consideration and/or shares of Bancshares common stock in exchange therefor. The transfer agent will not issue any merger consideration to you until you have delivered certificates representing all of your shares of Bristol common stock and any additional documents it may reasonably require.

4.

Voting and Dissenting. Completing and returning this form of election does not have the effect of casting a vote with respect to the approval of the merger agreement at the special meeting of Bristol shareholders, nor does it satisfy any of the requirements for perfecting dissenters’ rights, as described in the proxy statement-prospectus.

INSTRUCTIONS

This form of election is to be completed and submitted to Bristol prior to                         , 2006, by those Bristol shareholders desiring to make a cash election. Cash consideration will not be sent until the merger is completed and the Exchange Agent has received certificates representing all of your shares of Bristol common stock and any additional documents it may reasonably require. DO NOT SEND YOUR STOCK CERTIFICATES WITH THIS FORM OF ELECTION. Your stock certificates should be sent in connection with a seperate mailing, which will occur after the closing of the merger. No interest will accrue or be payable on the merger consideration, including the cash consideration.

1.

Time in Which to Make an Election. For an election to be validly made, Bistol must receive, at the address set forth in this form of election, prior to                         , 2006 this form of election, properly completed and signed. Any shareholder whose form of election is not so received will be deemed to have made a stock election.

2.	Change or Revocation of Election. Elections are not revocable.

3.

Forms of Election by Nominees. Holders of record of shares of Bristol common stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple forms of election, provided that such representative certifies that each such form of election covers all the shares of Bristol common stock held by each such representative for a particular beneficial owner.

4.

Delivery of Election Form. The properly completed and duly executed form of election should be delivered to Bristol at the address set forth above. The method of delivery of the form of election is at the election and risk of the shareholder.

5.	Interpretation. All questions as to the validity, form and eligibility of any form of election will be determined by Bancshares and such determination will be final and binding.

6.

Relation to Merger Agreement. All elections will be considered in accordance with the terms and conditions of the merger agreement. If there is any inconsistency or conflict between this form of election and the merger agreement, the merger agreement will control in all cases.

7.

Signatures on Election Form. If this form of election is signed by the registered holder of Bristol common stock, the signature must correspond exactly with the name written on the face of the corresponding certificate(s) without alteration, enlargement or other change whatsoever.

If the shares of Bristol common stock subject to this election are owned of record by two or more joint owners, all such owners must sign this form of election.

If shares of Bristol common stock are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate forms of election as there are different registrations of certificates.

If this form of election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or others acting in a fiduciary or representative capacity, such persons must so indicate when signing, must give his or her full title in such capacity, and must provide evidence satisfactory to Bancshares of his or her authority to so act.

ELECTION OPTIONS

Check only one item on the left:

             ALL STOCK ELECTION. I elect to receive only Bancshares common stock at the exchange ratio as set forth in the merger agreement for all of my shares of Bristol common stock. All such shares are identified below and equal the number of “Total Shares.”

             ALL CASH ELECTION. I elect to receive only cash for all of my shares of Bristol common stock, subject to proration as described in the merger agreement and proxy statement-prospectus. All such shares are identified below and equal the number of “Total Shares.”

             COMBINATION ELECTION. I elect to receive cash for              shares of my Bristol common stock and Bancshares common stock at the exchange ratio as set forth in the merger agreement for              shares of my Bristol common stock. All such shares are identified on below and equal the number of “Total Shares.”

TOTAL SHARES

PLEASE LIST ALL OF YOUR CERTIFICATES FOR BRISTOL COMMON STOCK:

Certificate #	# of Shares

Certificate #	# of Shares

Certificate #	# of Shares

Certificate #	# of Shares

Certificate #	# of Shares

Total # of Shares

SIGNATURE(S)

SIGN HERE:

Must be signed by registered holder(s) exactly as name(s) appear(s) on such holder’s Bristol stock certificate(s). If signed by an attorney, trustee, executor, administrator, guardian, officer or other person acting in a fiduciary or representative capacity, the capacity of the person should be indicated.

Dated:                         , 2006

SHAREHOLDER NAME(S):

PRINT SHAREHOLDER CAPACITY (IF ANY):

PRINT SHAREHOLDER(S) ADDRESS: